United States securities and exchange commission logo





                          August 2, 2021

       Rob Phythian
       Chief Executive Officer
       SharpLink Gaming Ltd.
       333 Washington Ave. N
       Suite 104
       Minneapolis Minnesota 55401

                                                        Re: SharpLink Gaming
Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed July 27, 2021
                                                            File No. 333-258201

       Dear Mr. Phythian:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Andi
Carpenter at 202-551-3645 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing